EXHIBIT 3(F)

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (the “Second Supplemental Indenture”) is entered into as of the __ day of July, 2023, by and among Red Oak Capital Intermediate Income Fund, LLC, a Delaware limited liability company (“Company”), and UMB Bank, N.A., in its capacity as indenture trustee under the Indenture (as defined below) (“Trustee”).

RECITALS:

A. Grantor and Trustee are parties to that certain Indenture dated as of __________, 2020, as supplemented from time to time (the “Indenture”), with respect to the 6% Senior Secured Bonds issued by the Company (as defined therein).

B. The parties also wish to modify the Indenture to provide that any series of Bonds issued after Series D shall accrue interest at a rate of 6.75% per annum for the initial term and any renewal term thereafter.

AGREEMENT:

NOW, THEREFORE, it is hereby agreed as follows:

1. The Indenture is hereby amended as follows:

(a) By adding thereto a new Exhibit A-1 which shall be the Form of Series E Bond attached hereto as Exhibit A-1.

(b) By deleting the first three sentences of Section 2.01 and replacing it with the following:

“The Bonds may be issued in book-entry form, uncertificated form, or certificated form. Except for Bonds held by a Depositary through a global note, Bonds will only be certificated at the Company’s discretion. In the event the Bonds are issued in certificated form, the Bonds and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A, or, in the case of Series E Bonds, Exhibit A-1, attached hereto.”

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(c) By deleting Section 2.02(a) in its entirety and replacing with the following:

“The Bonds shall be issuable as registered Bonds and in the denominations of One Thousand U.S. dollars ($1,000) or any integral multiple thereof. The Bonds will be offered in five series, Series A, Series B, Series C, Series D and Series E starting from the date of qualification of the Regulation A Offering Statement on Form 1-A filed on ________, 2020 (File No. ________). Each series will be issued for a total of six months. Each series of Bonds will mature on the date which is the last day of the 30th month from the initial issuance date of Bonds. Each of the Series A through Series D Bonds will bear interest during the initial term at a fixed rate of six percent (6%) per annum payable on an Interest Payment Date, which shall increase to six and three-quarter percent (6.75%) upon an automatic renewal event applicable to a given Series A through Series D Bond and for each additional term thereafter. Each series of bonds issued after Series D, including Series E Bonds, will bear interest at a fixed rate of six and three-quarter percent (6.75%) per annum payable on an Interest Payment Date for the initial term and each additional term thereafter. The Bonds shall bear interest from the date of issuance at the rate prescribed on the Bond, payable quarterly in arrears on each Interest Payment Date. Interest payable shall be calculated using the Interest Accrual Period immediately preceding such Interest Payment Date. Each Bond shall be dated the date of its authentication by the Trustee. Interest on the Bonds shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest installment on any Bond that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name said Bond (or one or more Predecessor Bonds) is registered at the close of business on the Record Date for such interest installment. In the event that any Bond is called for redemption and the redemption date is subsequent to a Record Date with respect to any Interest Payment Date and prior to such Interest Payment Date, interest on such Bond will be paid upon presentation and surrender of such Bond as provided in Section 3.03. Notwithstanding any other provisions of this Section 2.02, payment of principal and any interest on the Bonds shall be made to the registered owner of the Bond, including to a Depositary or its nominee, as the case may be, as the registered owner and holder of the Bonds for all purposes under this Indenture.”

2. Except as otherwise provided herein, all of the provisions of the Indenture are hereby ratified and confirmed, and shall remain in full force and effect.

3. This First Supplemental Indenture may be executed in multiple counterparts, each of which shall be an original, but all of which together shall constitute one (1) instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Second Supplemental Indenture as of the day and year first above written.

COMPANY RED OAK INTERMEDIATE INCOME FUND, LLC

By:
Name:
Title:

TRUSTEE UMB BANK, N.A.

By:
Name:
Title:

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EXHIBIT A-1

Form of Series E Bond

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